Exhibit 10.2

CONSENT TO SUBLEASE AGREEMENT

THIS CONSENT TO SUBLEASE AGREEMENT (this “Agreement”) is made as of  September 25, 2018, by and among HUDSON RINCON CENTER, LLC, a Delaware limited liability company (“Landlord”), SALESFORCE.COM, INC., a Delaware corporation (“Tenant”), and TWILIO INC., a Delaware corporation (“Subtenant”).

R E C I T A L S :

A.                                    Reference is hereby made to that certain Office Lease dated as of December 28, 2012 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated as of April 20, 2016 (the “First Amendment”), whereby Tenant leases approximately 259,416 rentable square feet of space (the “Premises”) of the office building known as “One Rincon” and located at 101 Spear Street, San Francisco, California 94105 (the “Building”). The Original Lease and the First Amendment are together referred to herein as the “Lease.”

B.                                    Pursuant to the terms of Article 14 of the Original Lease, Tenant has requested Landlord’s consent to that certain Sublease dated as of August 30, 2018, by and between Tenant and Subtenant (the “Sublease”), with respect to a subletting by Subtenant of the entire Premises, on the terms more particularly described in the Sublease (the “Sublet Premises”).  A copy of the Sublease is attached hereto as Exhibit A.  Landlord is willing to consent to the Sublease on the terms and conditions contained herein.

C.                                    All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.

A G R E E M E N T :

1.                                      Landlord’s Consent.  Landlord hereby consents to the Sublease; provided however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement.  The Sublease is subject and subordinate to the Lease.  Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease, except to the extent otherwise expressly agreed to in this Agreement.  Notwithstanding the foregoing, Landlord hereby consents to the following:

1.1                               Cosmetic Alterations.  Subtenant shall be permitted to make Cosmetic Alterations to the Sublet Premises pursuant and subject to the terms of Section 8.1 of the Original Lease.

1.2                               Deemed Consent Transfers.  Notwithstanding any provision to the contrary set forth in the Lease, Subtenant shall have the right, without the receipt of Landlord’s consent, to assign Subtenant’s entire interest in the Sublease pursuant to clause (B), (C), or (D) of Section 14.7 of the Original Lease, and any such assignee described in clause (B), (C) or (D) of Section 14.7 of the Original Lease shall be deemed a Permitted Transferee, provided that (i) Subtenant notifies Landlord no more than ten (10) business days after the effective date of any such assignment and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or Permitted Transferee, (ii) no assignment of the Sublease pursuant to this Section 1.2 shall relieve Subtenant from any liability under the Sublease, and (iii) the liability of Subtenant and such Permitted Transferee shall be joint and several.

2.                                      Non-Release of Tenant; Further Transfers.  Neither the Sublease nor this consent thereto shall release or discharge Tenant from any liability, whether past, present or future, under the Lease or alter the primary liability of Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Sublet Premises).  Neither the Sublease nor this consent thereto shall be construed as a waiver of Landlord’s right to consent to (x) any further subletting either by Tenant or by Subtenant, or (y) any assignment by Tenant of the Lease or assignment by Subtenant of the Sublease, or (z) any portion of the Sublet Premises being used or occupied by any other party, in each case to the extent such consent is required under the Lease.  Landlord may consent to subsequent sublettings and assignments of the Lease or the Sublease or any amendments or modifications thereto without notifying Tenant nor anyone else liable under the Lease and without obtaining their consent.  No such action by Landlord shall relieve such persons from any liability to Landlord or otherwise with regard to the Sublet Premises.

3.                                      Relationship With Landlord.  Tenant hereby assigns and transfers to Landlord, pursuant to the express terms and conditions of this Section 3 and conditioned thereon, Tenant’s interest in the Sublease and all rentals and income arising therefrom.  Landlord, by consenting to the Sublease, agrees that Tenant may receive, collect and enjoy the rents accruing under the Sublease; provided, however, in the event Tenant shall be in Default (beyond any applicable notice and cure periods) in the performance of its obligations to Landlord under the Lease, Landlord may, at its option by notice to Tenant, elect to receive and collect, directly from Subtenant, all rent and any other sums owing under the Sublease, to the extent of the rent and any other sums due under the Lease, all as further set forth in Section 3.1, below.  In the event that the Lease shall be terminated, Landlord may, at its option by notice to Tenant, either (i) terminate the Sublease, or (ii) elect to succeed to Tenant’s interest in the Sublease and cause Subtenant to attorn to Landlord, as further set forth in Section 3.2, below.

3.1                               Landlord’s Election to Receive Rents.  Landlord shall not, by reason of the Sublease, nor by reason of the collection of rents or any other sums from Subtenant pursuant to Section 3, above, be deemed liable to Subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a Default exists under the Lease in the performance of Tenant’s obligations under the Lease (beyond any applicable notice and cure periods), to pay to Landlord the rents and any other sums due under the Sublease, to the extent of the rent and any other sums due under the Lease.  Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such Default exists and notwithstanding any notice from or claim from Tenant to the contrary.  Tenant shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord.  Landlord shall credit Tenant with any rent or other sums received by Landlord under such assignment but the acceptance of any payment on account of rent from Subtenant as the result of any such Default shall in no manner whatsoever be deemed an attornment by Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease.  Notwithstanding the foregoing, any other payment of rent from Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

3.2                               Landlord’s Election of Attornment.  In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 3(ii), above, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the exercise of the option, but Landlord shall not (i) be liable for any prepayment of more than one month’s rent or any security deposit paid by Subtenant (except to the extent actually received by Landlord), (ii) be liable for any previous act or omission of Tenant under the Lease or for any other defaults of Tenant under the Sublease, (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Tenant, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord.

4.                                      Transfer Premium.  Landlord acknowledges and agrees that any amount paid by Subtenant under the Sublease for gross receipts or rental tax paid by Tenant to the City and County of San Francisco shall be excluded from the calculation of the Transfer Premium under and as defined in the Lease (i.e., such amounts shall not constitute rent, additional rent or other consideration payable by Subtenant in connection with the Transfer).

5.                                      General Provisions.

5.1                               Consideration for Sublease.  Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Tenant with regard to the Sublet Premises other than as disclosed in the Sublease.

5.2                               Brokerage Commission.  Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant and Subtenant agree to protect, defend, indemnify and hold Landlord harmless from the same and from any cost or expense (including but not limited to attorneys’ fees) incurred by Landlord in resisting any claim for any such brokerage commission.

5.3                               Recapture.  This consent shall in no manner be construed as limiting Landlord’s ability to exercise its rights to recapture any portion of the Premises, as set forth in Section 14.4 of the Original Lease, in the event of a proposed future sublease or assignment of such portion of the Premises that triggers such rights of Landlord under Section 14.4 of the Original Lease.

5.4                               Controlling Law.  The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.

5.5                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns.  As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.

5.6                               Captions.  The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.

5.7                               Partial Invalidity.  If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

5.8                               Attorneys’ Fees.  If either party commences litigation against the other for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

5.9                               Insurance.  Notwithstanding anything to the contrary contained in the Sublease, Subtenant acknowledges and agrees that it will maintain throughout the Term any insurance coverage required to be maintained by Tenant under the Lease (and, for the avoidance of doubt, and notwithstanding any provision to the contrary in the Sublease, Subtenant will maintain property coverage required under the Lease on an “all risk” basis, as required by the Lease) and the proceeds of all such insurance shall be used and applied in accordance with the terms of the Lease.

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IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the day and year first above written.

LANDLORD:

HUDSON RINCON CENTER, LLC,
a Delaware limited liability company

By:	Rincon Center Commercial, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership
Its:	Sole Member

	By:	Hudson Pacific Properties, Inc.,
a Maryland corporation
	Its:	General Partner

		By:	/s/ Mark T. Lammas
		Name:	Mark T. Lammas
		Title:	Chief Operating Officer, Chief Financial Officer & Treasurer

TENANT:

SALESFORCE.COM, INC.,
a Delaware corporation

By:	/s/ George Kreitem
Name:	George Kreitem
Title:	Senior Vice President Real Estate

SUBTENANT:

TWILIO INC.,
a Delaware corporation

By:	/s/ Jeff Lawson
Name:	Jeff Lawson
Title:	Chief Executive Officer

EXHIBIT A

SUBLEASE

[SEE ATTACHED]

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